Exhibit 99.1

The Men’s Wearhouse, Inc.

News Release	For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2007 FIRST QUARTER RESULTS
•	Q1 2007 GAAP diluted EPS was $0.75 versus $0.53 in 2006
•	Company estimates Q2 2007 GAAP diluted EPS in a range of $0.88 to $0.92
•	Conference call at 5:00 pm eastern today
HOUSTON — May 22, 2007 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the first quarter ended May 5, 2007.
George Zimmer, Chairman and Chief Executive Officer, commented, “During the quarter we completed the acquisition of After Hours Formalwear (AH) from Federated Department Stores. With the combination of 509 AH stores and MW’s existing stores, we are now the leading retailer for the rental of men’s formalwear with over 1,100 stores in the United States and Canada. We are sharply focused on capturing the synergistic potential of this acquisition and thereby enhancing shareholder value. Our current priority for the balance of this fiscal year is to complete the operational integration of AH with MW by the end of December 2007 in order to realize maximum synergies in our business model beginning in fiscal 2008. The principal elements of the integration plan involve the formulation of a branding strategy, developing a common inventory assortment, and the assimilation of store support services.”
FIRST QUARTER RESULTS

First Quarter Sales Summary -- Fiscal 2007
					Total Sales	Comparable Store Sales
	U.S. dollars, in millions				Change %	Change %
	Current Year		Prior Year			Current Year		Prior Year
Total Company	$496.1		$434.6		+14.2%
TMW	$303.8	(a)	$288.1	(a)	+5.4%	+0.3%		+4.5%
After Hours	$28.5		(b)		(b)	(b)		(b)
K&G	$110.0		$100.0		+9.9%	-6.2%		-2.5%
United States	$450.9		$394.4		+14.3%	-1.3%		+2.7%
Moores	$45.3		$40.2		+12.6%	5.8%	(c)	+3.9%	(c)

(a)	Includes retail stores and ecommerce.

(b)	After Hours was acquired on April 9, 2007 and will be excluded from comparable store sales reporting until Q2 of fiscal 2008.

(c)	Comparable store sales change is based on the Canadian dollar.

First quarter 2007 operating income was $65.3 million compared to $46.4 million last year and net income was $40.9 million compared to $28.9 million last year. GAAP diluted earnings per share were $0.75 for the first quarter ended May 5, 2007 compared to $0.53 last year. After Hours, after acquisition funding costs, contributed $0.08 to the GAAP diluted earnings per share for the first quarter.
FIRST QUARTER HIGHLIGHTS
•	Total company sales increased 14.2% for the quarter. Apparel sales, representing 81.3% of total sales, increased 5.5%. Tuxedo rental revenues, representing 12.1% of total sales, increased 137.6%. Tuxedo rental revenues excluding After Hours increased 34.2%.
•	Comparable store sales declined 1.3% for the company’s United States based stores, below the company’s guidance of +1% to +2%. The decline in comparable store sales is primarily due to soft traffic levels resulting in lower tailored clothing sales at both TMW and K&G.

•	Comparable store sales increased 5.8% for the company’s Canadian based stores, in-line with the company’s guidance. This on plan performance is a reflection of continued gains in both traffic levels and average ticket.
•	Gross profit, as a percentage of sales, increased 354 basis points from 42.07% to 45.61%. This improvement is due to both organic and acquired growth in tuxedo rental revenues as well as continued gains in merchandise margins.

•	Selling, general, and administrative expenses as a percentage of sales increased 105 basis points from 31.40% to 32.45%. Most of this increase is due to the AH acquisition.

•	Operating Income increased 248 basis points from 10.67% to 13.15%

•	During the quarter the company repurchased 444,100 shares for a total of $19.3 million.
SECOND QUARTER 2007 GUIDANCE AND UPDATED FISCAL 2007 OUTLOOK
For the second quarter of 2007, the company expects same store sales growth in the U.S. to be in a range of flat to +1% and in Canada to be in a range of +4% to +6%. GAAP diluted earnings per share are expected to be in the range of $0.88 to $0.92.
AH revenues for the second quarter are estimated in a range of $80 million to $85 million. After consideration of acquisition funding costs, AH is expected to be accretive to fiscal second quarter 2007 in a range of $0.15 to $0.17 per diluted share outstanding.

For the fiscal year ending February 2, 2008, the company expects GAAP diluted earnings per share in a range of $2.84 to $2.94. Same store sales changes in the U.S. for fiscal 2007 are expected to be in a range of -1% to flat and in Canada are expected to be in a range of an +3% to +5%. This represents a reduction from previous expectations in the U.S. of an increase of 1% to 2% which is reflective of continued soft tailored clothing sales at both Men’s Wearhouse and K&G and principally driven by slower traffic levels.
AH revenues for fiscal 2007 are estimated in a range of $212.0 million to $217.0 million. After consideration of acquisition funding costs, AH is expected to be accretive to fiscal 2007 in a range of $0.03 to $0.05 per diluted share outstanding. It should be noted that the seasonality of AH revenues is heavily concentrated in April, May and June. Second quarter, followed by third quarter, is the highest revenue quarter for AH and first and fourth quarters are considered off season. Therefore, the profitability in the second and third quarters is mostly offset by losses in the first and fourth quarters.
This guidance includes an estimated effective tax rate of approximately 37.6% and fully diluted shares outstanding of 54.5 million.
CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time today, company management will host a conference call and real time web cast to review the results for the fiscal first quarter 2007.
To access the conference call, dial 303-262-2142. To access the live webcast presentation, visit the Investor Relations section of the company’s website at www.tmw.com. A telephonic replay will be available through May 29th by calling 303-590-3000 and entering the access code of 11088182#, or a webcast archive will be available free on the website for approximately 90 days.
STORE INFORMATION

	May 5, 2007		April 29, 2006				February 3, 2007
		Sq. Ft.	Number		Sq. Ft.		Number		Sq. Ft.
	Number of Stores	(000's)	of Stores		(000's)		of Stores		(000's)

Men’s Wearhouse	544	3,034.1	529		2,921.6		543		3,014.8

After Hours	509	647.3	(a	)	(a	)	(a	)	(a	)

Moores, Clothing for Men	116	722.6	116		719.8		116		722.7

K&G (b)	98	2,278.7	80		1,901.0		93		2,201.6

Total	1,267	6,682.7	725		5,542.4		752		5,939.1

(a)	After Hours was acquired on April 9th, 2007 .

(b)	80, 56 and 73 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,267 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse, Moores, After Hours, and select K&G stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors, governmental actions and other factors described herein and in the company’s annual report on Form 10-K for the year ended February 3, 2007.
For additional information on Men’s Wearhouse, please visit the company’s website at www.tmw.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (713) 592-7200 Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
May 5, 2007 AND April 29, 2006
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2007	Sales	2006	Sales

Net sales	$496,118	100.00%	$434,564	100.00%
Cost of goods sold, including buying, distribution and occupancy costs	269,845	54.39%	251,735	57.93%

Gross margin	226,273	45.61%	182,829	42.07%

Selling, general and administrative expenses	161,010	32.45%	136,441	31.40%

Operating income	65,263	13.15%	46,388	10.67%

Interest income	(1,632)	(0.33%)	(1,995)	(0.46%)
Interest expense	1,086	0.22%	2,191	0.50%

Earnings before income taxes	65,809	13.26%	46,192	10.63%

Provision for income taxes	24,876	5.01%	17,336	3.99%

Net earnings	$40,933	8.25%	$28,856	6.64%

Net earnings per share:
Basic	$0.76		$0.54

Diluted	$0.75		$0.53

Weighted average common shares outstanding:
Basic	53,963		53,132

Diluted	54,709		54,719

Note: As a result of the acquisition of After Hours Formalwear on April 9, 2007, earnings for the three months ended May 5, 2007 include the results of operations of After Hours for the 26 days beginning April 10, 2007.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	May 5,	April 29,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$87,031	$112,572
Short-term investments	38,500	151,525
Inventories	474,413	432,445
Other current assets	93,938	54,049

Total current assets	693,882	750,591
Property and equipment, net	364,256	268,083
Goodwill	58,517	58,284
Other assets, net	103,550	74,690

Total assets	$1,220,205	$1,151,648

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$295,182	$227,626
Long-term debt	78,105	207,379
Deferred taxes and other liabilities	64,680	51,690
Shareholders’ equity	782,238	664,953

Total liabilities and equity	$1,220,205	$1,151,648

Note: As a result of the acquisition of After Hours Formalwear on April 9, 2007, the consolidated balance sheet as of May 5, 2007 includes preliminary estimates of the fair values of the assets acquired and liabilities assumed as of the acquisition date.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE THREE MONTHS ENDED
May 5, 2007 AND April 29, 2006
(In thousands)

	Three Months Ended
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$40,933	$28,856
Non-cash adjustments to net earnings:
Depreciation and amortization	17,006	15,019
Other	9,239	4,822
Changes in assets and liabilities	(26,909)	(37,915)

Net cash provided by operating activities	40,269	10,782

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,661)	(12,295)
Net non-cash assets acquired	(69,747)	—
Purchases of available-for-sale investments	(137,955)	(103,475)
Proceeds from sales of available-for-sale investments	99,455	14,725
Other	1,191	(16)

Net cash used in investing activities	(118,717)	(101,061)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(2,729)	(2,686)
Proceeds from issuance of common stock	3,670	4,237
Purchase of treasury stock	(19,290)	—
Other	378	440

Net cash provided by (used in) financing activities	(17,971)	1,991

Effect of exchange rate changes	3,756	634

DECREASE IN CASH AND CASH EQUIVALENTS	(92,663)	(87,654)
Balance at beginning of period	179,694	200,226

Balance at end of period	$87,031	$112,572

Note: As a result of the acquisition of After Hours Formalwear on April 9, 2007, cash flows for the three months ended May 5, 2007 include the cash flows of After Hours for the 26 days beginning April 10, 2007.